Exhibit 99

ANTs Software CEO Joseph Kozak Updates Shareholders

Reviews Recent Strategic Transactions - Sees Progress with Compatibility Server

BURLINGAME, Calif.--(BUSINESS WIRE)--ANTs software inc. (OTCBB:ANTS), a leader in compatible, high-performance SQL database management systems, today distributed the following letter to shareholders from CEO and Chairman Joseph Kozak:

Dear Shareholder:

In May, ANTs completed a series of strategic transactions which reshaped the company and positioned us as a leader in database consolidation. Gross income for 2008 is projected to be $8-10 million which is more than the cumulative gross income generated in the history of ANTs Software!

Gross Income	Fiscal Year
$450,000	2005
$430,000	2006
$391,000	2007
$8,000,000 - 10,000,000	2008 (Projected)

Strategic Transactions

The first strategic transaction is the acquisition of Inventa Technologies. Inventa brings to ANTs a seasoned team of database professionals, a recurring revenue stream from multi year contracts, the ability to capture ANTs Compatibility Server (ACS) service revenue, and the means to rehost applications remotely as opposed to incurring significant expense with implementation teams working at each customer’s site.

Inventa’s customers include: Wachovia Banking, Aetna Insurance, Sybase, BMC Software and Honda Automotive. A full 99% of Inventa’s customers renew their multi year contracts. Both BMC and Sybase recently signed for additional services as well.

The second transaction was our largest license deal to-date, a $1.4 million license of the ANTs Data Server (ADS) to Sybase. This license provides Sybase access to the ADS high-performance technology, with four ADS engineers joining Sybase as part of the transaction.

The third transaction was the sale of ADS to Four Js Development Tools, our European partner. As part of the sale: the remaining eight members of the ADS team joined Four Js, ANTs retains 50% of the revenue generated from the Raytheon/US Navy contract for the next four years, and an unrestricted license to use key ADS technologies as we continue development of ACS.

There are several reasons for the sale of ADS:

  The high performance DB market continues to decline as hardware performance increases.
  TimesTen and Solid Technologies, two companies with high performance DB products were acquired by Oracle and IBM respectively. The purchase price in each case was well below ANTs’ current market cap. With those comparables in place it would have been difficult for ANTs to achieve a high market valuation based on an ADS product alone.
  Expense reduction of $2-3 million per year
  We can now focus all resources on the ANTs Compatibility Server.

Note that from time to time, we may choose to extend the exercise period during which former employees (such as those who joined Sybase or Four Js) may exercise their stock options. Those that aren’t extended must be exercised within three months according to our stock option plan. To the extent stock options are exercised and sold, this may affect the market activity of our stock in the short term.

The final strategic transaction was the sale of $7.5 million in common stock which was used to acquire Inventa and will be used for operating capital. Concurrent with the capital raise, we successfully negotiated an extension to January 2011 of almost all outstanding convertible debt.

ACS Customer Progress

Our Consortium of ACS pilot customers continues to progress well. We have finalized our first license deal with a consortium customer to rehost an application to Oracle and have been approved as a vendor for a 2nd consortium customer. We are working to bring 2-3 customers into production in the near future. This is quite an accomplishment considering ACS has been under development for less than two years.

Database, Data Center & Server Consolidation

We are in high level discussions with senior executives at Oracle, IBM, and Sybase. I assure you we are on their radar due to the nature of the ACS product suite; here’s why.

ACS allows companies to move applications from one database to another in less time, at less expense and with less risk. We are not aware of another product that offers this ability to consolidate applications onto fewer database platforms. There is a wave of “consolidation” technology moving through IT right now, popularized by VMware and followed on with initiatives from HP, IBM, Sun and just about every large IT firm you can name. Consolidation is being used to streamline mostly hardware resources (reducing data center footprint, utility usage and carbon footprint, among other benefits) and it maps right into the “green” initiatives that most enterprises have implemented.

ACS can be used not only for database consolidation (think about moving from ten DB vendors to two) but, for the much larger initiative of data center and hardware server consolidation (think about moving from many hardware servers to few). Consolidating hardware-hungry databases can be done more economically, faster and with less risk with ACS. We believe we have first-mover advantage in this exciting market.

Investor Outreach

Recognizing the need to draw the attention of a broader audience, we are also executing a strategy to attract new shareholders, gain wider coverage in the business press, the general press and online and inform existing shareholders more frequently as we progress. This will include:

  meeting with several groups in major cities
  customer case studies
  more frequent shareholder updates
  engaging with a professional investor relations firm who can ensure the ANTs success story is well received in the market

Along those lines, on June 20, 2008, independent IT-industry analysts The 451 Group, recognized our strategic activity and wrote an informative analysis which you can read here: www.ants.com/press.

While there, have a look around our new web site. We have redesigned it, refocused entirely on ACS and we are working to add new technologies to improve the interactivity with our investors, partners and customers. If you have not already signed up to receive our shareholder bulletins, I encourage you to do so at: www.ants.com/investor. Our goal is to build as complete a distribution list as possible to ensure that you receive timely information directly from us.

In summary, we have navigated ANTs through a truly transformational period. We are poised for growth, having launched the ANTs Compatibility Server with first deployments just around the corner, with the services capability to provide successful customer engagements and with the ability to capitalize on that services revenue. We thank you for your continued support. We are working hard to make ANTs a success and look forward to sharing future progress with you.

Sincerely,

Joseph Kozak

Chairman & CEO

ANTs software inc.

ANTs software inc. (OTCBB:ANTS), based in Silicon Valley, is the developer of the ANTs Compatibility Server, software that accelerates database consolidation between database vendors, enabling application portability. The company's mission is to help customers reduce hardware, software, and development costs by providing exceptional data management solutions. For more information, visit www.ants.com.

This shareholder letter is neither an offer to sell, nor a solicitation of offers to purchase securities.

The sales of the private securities mentioned above were made in reliance upon Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and such securities have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This shareholder letter contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: that the Company may not meet the revenue projection; that the combination with Inventa might not meet the Company’s business goals; the market will not respond positively to the ANTs Compatibility Server, that the discussions with IBM, Oracle and Sybase will not have positive results, that an investor relations program will not result in broader press or shareholder coverage; challenges arising from competition, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the Compatibility Server, potential problems in protecting the Company’s intellectual property, and problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10Q for the fiscal quarter ended March 31, 2008. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
ANTs software inc.
Ken Ruotolo, 650-931-0530
ken.ruotolo@ants.com